Exhibit 9

                         [SWIB Letterhead]







October 18, 2000
                       VIA FAX 612-352-2692

Board of Directors
c/o Stephen Cohen, General Counsel
Rainforest Cafe, Inc.
720 South 5th Street
Hopkins, MN  55343

Gentlemen:

     We continue to be deeply concerned and dismayed by actions you are taking that appear to us to be in complete disregard of the Board's fiduciary duties to the Company and its shareholders. Among other things, you have:

     (a)  refused our eminently reasonable
          requests to amend Rainforest's Rights
          Agreement to permit SWIB to contact
          shareholders and other interested
          parties to take collective action to
          explore alternatives to Landry's tender
          offer or confirm in writing that it
          would not preclude us from taking such
          collective action;
     (b) refused our request to seek an extension of Landry's tender offer for 30 days to permit shareholders and other potential bidders to pursue alternatives for maximizing shareholder value; and
     (c)  delayed, once again, the company's
          annual shareholder meeting that had been scheduled for November 8, 2000.

     The fact that for over 16 months, in violation of Rainforest's By-Laws, there has been no opportunity for us and other shareholders to vote on whether you should be permitted to continue in office, coupled with the facts that the current Board suffers from control by insiders and directors with interlocking business and family relationships and the insiders stand to profit handsomely from payments that outside shareholders would not receive in the Landry's transaction, validates our fears that the Board does not want to do what its fiduciary duties require. We urge you to reconsider, before it is too late, the course on which you have embarked and commence acting in a manner that will encourage pursuit of alternatives that could maximize shareholder value for all Rainforest shareholders.

     We renew the request we made initially in our October 6, 2000 letter to amend the Company's Rights
Plan so that SWIB can discuss coordination of efforts with Mr. Siegel and his group to facilitate their putting together a competing offer to the current one from Landry's.

     Finally, your counsel has sent us a revised form of Confidentiality Agreement that does not contain all of the changes we requested. Please be advised that we have no intention of executing the document in the form presented.

Sincerely,

/s/ John F. Nelson

John F. Nelson
Investment Director

cc:  William Levit, Godfrey & Kahn, S.C.